Money Market Obligations Trust                             Page 1        9/18/97

                                                 Exhibit 15(iii) under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K

                         MONEY MARKET OBLIGATIONS TRUST

                                DISTRIBUTION PLAN

              This Distribution Plan ("Plan") is adopted as of September 1, 1996, by the Board of TrusteesError! Reference source not found.=business trust "Trustees" "Directors" of Money Market Obligations Trust (the "Trust"), a Masachusetts Business TrustError! Reference source not found.=business trust "Massachusetts business trust" "" with respect to certain classes of shares ("Classes") of the portfolios of the TrustError! Reference source not found.=business trust "Trust" "Corporation" (the "Funds") set forth in exhibits hereto.

     1.   This Plan is  adopted  pursuant  to Rule  12b-1  under the  Investment
          Company  Act  of  1940,  as  amended  ("Act"),  so  as  to  allow  the
          TrustError! Reference source not found.=business trust "Trust" "Corporation" to make payments as contemplated herein, in conjunction with the distribution of Classes of the Funds ("Shares").

     2. This Plan is designed to finance activities of Federated Securities Corp. ("FSC") principally intended to result in the sale of Shares to include: (a) providing incentives to financial institutions ("Financial Institutions") to sell Shares; (b) advertising and marketing of Shares to include preparing, printing and distributing prospectuses and sales literature to prospective shareholders and with Financial Institutions; and (c) implementing and operating the Plan. In compensation for services provided pursuant to this Plan, FSC will be paid a fee in respect of the following Classes set forth on the applicable exhibit.

     3. Any payment to FSC in accordance with this Plan will be made pursuant to the "Distributor's Contract" entered into by the TrustError! Reference source not found.=business trust "Trust" "Corporation" and FSC. Any payments made by FSC to Financial Institutions with funds received as compensation under this Plan will be made pursuant to the "Financial Institution Agreement" entered into by FSC and the Institution.

     4. FSC has the right (i) to select, in its sole discretion, the Financial Institutions to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Financial Institution Agreement.

     5. Quarterly in each year that this Plan remains in effect, FSC shall prepare and furnish to the Board of Trustees of theError! Reference source not found.=business trust "Trustees" "Directors" TrustError! Reference source not found.=business trust "Trust" "Corporation" , and the Board of TrusteesError! Reference source not found.=business trust "Trustees" "Directors" shall review, a written report of the amounts expended under the Plan and the purpose for which such expenditures were made.

     6. This Plan shall become effective with respect to each Class (i) after approval by majority votes of: (a) the TrustError! Reference source not found.=business trust "Trust" "Corporation" 's Board of TrusteesError! Reference source not found.=business trust "Trustees" "Directors" ; (b) the members of the Board of the TrustError! Reference source not found.=business trust "Trust" "Corporation" who are not interested persons of the TrustError! Reference source not found.=business trust "Trust" "Corporation" and have no direct or indirect financial interest in the operation of the TrustError! Reference source not found.=business trust "Trust" "Corporation" 's Plan or in any related documents to the Plan ("Disinterested TrusteesError! Reference source not found.=business trust "Trustees" "Directors" "), cast in person at a meeting called for the purpose of voting on the Plan; and (c) the outstanding voting securities of the particular Class , as defined in Section 2(a)(42) of the Act and (ii) upon execution of an exhibit adopting this Plan with respect to such Class.

     7. This Plan shall remain in effect with respect to each Class presently set forth on an exhibit and any subsequent Classes added pursuant to an exhibit during the initial year of this Plan for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Class at least annually by a majority of the TrustError! Reference source not found.=business trust "Trust" "Corporation" 's Board of TrusteesError! Reference source not found.=business trust "Trustees" "Directors" and a majority of the Disinterested TrusteesError! Reference source not found.=business trust "Trustees" "Directors" , cast in person at a meeting called for the purpose of voting on such Plan. If this Plan is adopted with respect to a Class after the first annual approval by the TrusteesError! Reference source not found.=business trust "Trustees" "Directors" as described above, this Plan will be effective as to that Class upon execution of the applicable exhibit pursuant to the provisions of paragraph 6(ii) above and will continue in effect until the next annual approval of this Plan by the TrusteesError! Reference source not found.=business trust "Trustees" "Directors" and thereafter for successive periods of one year subject to approval as described above.

     8. All material amendments to this Plan must be approved by a vote of the Board of TrusteesError! Reference source not found.=business trust "Trustees" "Directors" of the TrustError! Reference source not found.=business trust "Trust" "Corporation" and of the Disinterested TrusteesError! Reference source not found.=business trust "Trustees" "Directors" , cast in person at a meeting called for the purpose of voting on it.

     9. This Plan may not be amended in order to increase materially the costs which the Classes may bear for distribution pursuant to the Plan without being approved by a majority vote of the outstanding voting securities of the Classes as defined in Section 2(a)(42) of the Act.

     10. This Plan may be terminated with respect to a particular Class at any time by: (a) a majority vote of the Disinterested Error! Reference source not found.=business trust "Trustees" "Directors" ; or (b) a vote of a majority of the outstanding voting securities of the particular Class as defined in Section 2(a)(42) of the Act; or (c) by FSC on 60 days' notice to the TrustError! Reference source not found.=business trust "Trust" "Corporation" .

     11. While this Plan shall be in effect, the selection and nomination of Disinterested Trustees Error! Reference source not found.=business trust "Trustees" "Directors" of the TrustError! Reference source not found.=business trust "Trust" "Corporation" shall be committed to the discretion of the Disinterested TrusteesError! Reference source not found.=business trust "Trustees" "Directors" then in office.

     12. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 10 herein.

     13. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

                                    EXHIBIT A

                                     to the

                                Distribution Plan



                         Money Market Obligations Trust

                         Automated Cash Management Trust

                                 Cash II Shares



              This Distribution Plan is adopted by Money Market Obligations Trust with respect to the Cash II Shares of the portfolio of the TrustError! Reference source not found.=business trust "Trust" "Corporation" set forth above.

              In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .25% of the average aggregate net asset value of the Cash II Shares of Automated Cash Management Trust held during the month.

              Witness the due execution hereof this 1st day of September, 1996 .





                                       Money Market Obligations Trust



                                       By: /s/ J. Christopher Donahue

                                       President